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                                                                    Exhibit 99.1

NEWS RELEASE

COMPANY CONTACT                                 [LOGO] CORRPRO
---------------                                        COMPANIES INC
Robert M. Mayer
CFO
(330) 723-5082                                  WORLD HEADQUARTERS
                                                1090 Enterprise Drive
                                                Medina, OH 44256
                                                Phone (330) 723-5082
                                                Fax (330) 723-0694
                                                www.corrpro.com

FOR IMMEDIATE RELEASE

                    CORRPRO ANNOUNCES REDUCTION IN WORK FORCE

         MEDINA, OHIO, DECEMBER 8, 2004--Corrpro Companies, Inc. (AMEX:CO), today announced a net reduction in force of approximately 50 individuals, or 6 percent of its worldwide personnel. In addition, the Company's executive vice president of U.S. operations will be leaving the Company. The Company has commenced a search for a new executive to lead its U.S. operations.

         The Company anticipates that the total cost of this initiative will be approximately $1 million, consisting primarily of severance benefits. The majority of the charge associated with these costs will be taken in the third fiscal quarter ending December 31, 2004. With the concurrence of the Company's lenders, the Company has reduced the potential impact of the charge on compliance with applicable financial covenants.

         "This restructuring is part of our ongoing efforts to improve our business model," commented Joseph P. Lahey, Corrpro's Chief Executive Officer and President. "This action is not merely to reduce our operating and administrative expenses, but to allow us to invest in sustaining our growth strategy and improve efficiencies in our sales, services, and administration."

         Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates," "allows," or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by the forward-looking statements contained herein, the Company's mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the effectiveness of the reduction in force and other actions to improve the profitability of the Company; the impact of inclement weather on the Company's operations; the impact of energy prices on the Company's and its customers' businesses; the impact of existing, new or changed regulatory initiatives; fluctuations in foreign currency rates; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company's business and performance are set forth in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.